Exhibit 10.37

MARPAI, INC.

Effective date: August 15, 2023

Via Electronic Mail

Lutz Finger

Re:	Employment Termination Agreement

Dear Lutz:

You and Marpai, Inc. (the “Company”) are parties to an employment agreement dated January 1, 2022 (as amended to date, the “Employment Agreement”), and a Confidentiality and Intellectual Property Assignment Agreement dated as of January 21, 2022 (the “Confidentiality Agreement”).

Further to our recent discussions, this letter sets forth our mutual agreement concerning your separation from employment with the Company (“Separation Agreement”). Your last day of employment with the Company (“Separation Date”) is August 15, 2023. You will receive a notice setting forth information concerning continuation of health benefits under COBRA.

The Company is delivering you under separate cover an Advisory Agreement, to take effect on August 16, 2023 (the “Advisory Agreement”). You acknowledge that the Advisory Agreement includes a termination provision entitling you to a termination fee equal to six months of your consulting fees subject to your release of claims against the Company.

You acknowledge and confirm that the Company has paid all amounts due to you through the Separation Date (excluding the last payroll and accrued PTO, that will be paid to you prior to August 19, 2023). No bonus or incentive compensation is owed to you. You agree to forgo all equity awards stated as Year 2 to which you would otherwise be eligible under the Employment Agreement, except for the equity awards included in the Advisory Agreement. All the terms relating to your equity awards (including currently outstanding awards and other awards due to the you) are included in the terms of the Advisory Agreement.

In consideration for the Advisory Agreement, including the termination fee, you release and waive any claim to the severance benefits described in Section 16 of the Employment Agreement. You are aware of, and understand, the provisions of California Civil Code Section 1542 (”Section 1542”), which provides: ”A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” You expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of Section 1542 and of any other state or federal statute or common law principle limiting the scope of a general release.

For the avoidance of doubt, you are not waiving your right to claims related to any breach of the Advisory Agreement or your rights to any indemnification and/or coverage by the Company’s D&O insurance to which you are entitled due to your employment with the Company.

Your duty to maintain the confidentiality of confidential and proprietary information of the Company, its affiliates, and their respective customers will remain in effect after the Separation Date. With respect to any expenses incurred by you prior to the date hereof and relating to your employment, but have yet to be submitted for reimbursement, please submit immediately to the Company with applicable receipts and the Company shall reimburse you in accordance with Company policies. Any expense incurred but not submitted within thirty (30) days from the date hereof shall not be reimbursed by the Company.

You will be entitled to keep any equipment the Company purchased for you for purposes of your employment.

The Company thanks you for your service. If you should have any questions, please do not hesitate to contact me. Please counter-sign this letter agreement to indicate your agreement with its terms.

Very truly yours,

/s/ Edmundo Gonzalez

Edmundo Gonzalez, CEO
Marpai, Inc.

ACKNOWLEDGED AND AGREED:

/s/ Lutz Finger
Lutz Finger